Core-Mark Announces 2019 Fourth Quarter and Full Year Financial Results

Fourth Quarter 2019 Key Metrics

•	Net Sales increased 1.6% to $4.2 Billion on Non-Cigarette sales growth of 5.4%

•	Net Income increased 33.9% to $16.2 Million

•	Adjusted EBITDA (Non-GAAP)(1) increased 23.8% to $48.3 Million

2019 Full Year Key Metrics

•	Net Sales increased 1.7% to $16.7 Billion on Non-Cigarette sales growth of 6.6%

•	Net Income increased 26.8% to $57.7 Million

•	Adjusted EBITDA (Non-GAAP)(1) increased 15.8% to $190.7 Million

2020 Full Year Guidance

•	Net Sales expected to be between $16.9 Billion and $17.1 Billion

•	Adjusted EBITDA (Non-GAAP)(1) expected to be between $190 Million and $200 Million

WESTLAKE, Texas - March 2, 2020 - Core-Mark Holding Company, Inc. (NASDAQ: CORE), one of the largest marketers of fresh, food and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the fourth quarter and year ended December 31, 2019.

“Our results in 2019 reflect successful execution of our key strategic priorities, including non-cigarette sales growth, margin expansion and cost leverage,” said Scott E. McPherson, President and Chief Executive Officer.  “I am pleased with our performance in 2019 and positioning as we enter 2020. We are focused on generating quality revenue growth, continued margin expansion, along with leveraging our cost structure and strong balance sheet to bring meaningful returns to our shareholders.”

Fourth Quarter Results

Net sales increased 1.6% to $4.15 billion for the fourth quarter of 2019 compared to $4.09 billion for the same period in 2018. Non-cigarette sales increased 5.4%, due primarily to strong sales of fresh foods, candy and other nicotine products. Non-cigarette sales increased to 34.7% of total net sales for the fourth quarter of 2019 compared to 33.5% of total net sales in the fourth quarter of 2018. Cigarette sales decreased 0.3% driven by declines in cigarette consumption, partially offset by net market share gains and manufacturer price increases.

_________________________________________
(1) See the reconciliation of Net Income (U.S. GAAP) to Adjusted EBITDA (Non-GAAP) in the tables below. See the reconciliation of Diluted Earnings Per Share (U.S. GAAP) to Diluted EPS excluding LIFO (Non-GAAP) in “Supplemental Schedule for Items Impacting Diluted EPS.”

Gross profit increased 6.2% to $230.5 million compared to $217.0 million for the same period in 2018. The gross profit increase was driven primarily by an increase in non-cigarette sales to existing customers, net market share gains and increased inventory holding gains. Gross profit in the fourth quarter of 2019 included $11.2 million of inventory holding gains, compared to $3.1 million in the same period of the prior year. The increase in holding gains was due primarily to the timing and magnitude of cigarette manufacturer price increases and inventory management. Remaining gross profit, a non-GAAP financial measure, increased $6.1 million, or 2.8% to $225.2 million.

Gross profit margin expanded 24 basis points to 5.55% of total net sales from 5.31% for the same period in 2018, driven primarily by higher inventory holding gains and increased margins from non-cigarette products. Remaining gross profit margin expanded 6 basis points to 5.42% reflecting a shift in sales mix towards higher margin non-cigarette products and continued margin expansion in non-cigarette products driven primarily by the Company’s strategic pricing initiatives and growth in higher margin categories such as food and fresh. Non-cigarette remaining gross profit margin expansion was partially offset by a decline in cigarette remaining gross profit margin due to a decrease in certain manufacturer incentives and higher inflation.

The following table reconciles remaining gross profit to gross profit, its most directly comparable financial measure under U.S. GAAP:

RECONCILIATION OF GROSS PROFIT (U.S. GAAP) TO REMAINING GROSS PROFIT (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended December 31,
	2019		2018
	Amounts	% of Net Sales	Amounts	% of Net Sales	% Change
Gross profit	$230.5	5.55%	$217.0	5.31%	6.2%
Cigarette inventory holding gains	(10.1)	(0.24)%	(3.1)	(0.08)%
Candy inventory holding gains	(1.1)	(0.03)%	—	—%
LIFO expense	5.9	0.14%	5.2	0.13%
Remaining gross profit	$225.2	5.42%	$219.1	5.36%	2.8%

The Company’s operating expenses for the fourth quarter of 2019 were $205.6 million compared to $200.0 million for the same period in 2018. The increase in operating expenses was due primarily to higher warehousing and distribution costs and higher employee bonus and incentives. Operating expenses as a percentage of remaining gross profit were 91.3% for the fourth quarter of 2019 and 2018.

Net income increased to $16.2 million during the fourth quarter of 2019 compared to $12.1 million for the same period in 2018. Adjusted EBITDA, a non-GAAP financial measure, increased 23.8% to $48.3 million in the fourth quarter of 2019 compared to $39.0 million in the fourth quarter of 2018. Excluding inventory holding gains of $11.2 million in the fourth quarter of 2019 and $3.1 million in the same quarter of the prior year, Adjusted EBITDA increased by 3.3%.

The following table reconciles Adjusted EBITDA to net income, its most directly comparable financial measure under U.S. GAAP:

RECONCILIATION OF NET INCOME (U.S. GAAP) TO ADJUSTED EBITDA (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended December 31,
	2019	2018	% Change

Net income	$16.2	$12.1	33.9%
Interest expense, net(1)	3.6	3.1
Provision for income taxes	4.6	3.1
Depreciation & amortization	15.1	15.0
LIFO expense	5.9	5.2
Stock-based compensation expense	2.4	1.8
Foreign currency transaction losses (gains), net	0.5	(1.3)
Adjusted EBITDA	$48.3	$39.0	23.8%
Note (1): Interest expense, net, is reported net of interest income.

Diluted earnings per-share (EPS) was $0.35 for the fourth quarter of 2019 compared to $0.26 for the fourth quarter of 2018. Diluted EPS excluding the impact of LIFO, a non-GAAP financial measure, was $0.45 in the fourth quarter compared to $0.34 for the fourth quarter of 2018. See the attached “Supplemental Schedule for Items Impacting Diluted EPS” following the financial schedules for a reconciliation of Diluted EPS to Diluted EPS excluding LIFO expense.

2019 Full Year Results

Net sales increased 1.7% to $16.7 billion for 2019 compared to $16.4 billion for 2018, due primarily to an increase in non-cigarette sales of 6.6%. The growth in non-cigarette sales was due primarily to an increase in sales to existing customers and net market share gains. Non-cigarette sales increased to 34.7% of total net sales compared to 33.1% for the same period in 2018. Cigarette sales decreased 0.7% driven primarily by declines in carton sales which were partially offset by manufacturer price increases and net market share gains.

Gross profit increased 6.5% to $924.2 million in 2019 compared to $867.5 million in 2018. The increase in gross profit was driven primarily by an increase in non-cigarette sales to existing customers and net market share gains, partially offset by a decline in cigarette cartons sold. Remaining gross profit, a non-GAAP financial measure, increased 6.5% to $921.9 million from $865.7 million.

Gross profit margin increased 25 basis points to 5.54% of total net sales compared to 5.29% in 2018. Remaining gross profit margin improved 25 basis points to 5.53% from 5.28%, driven primarily by a shift in sales mix toward higher margin non-cigarette products and margin expansion in non-cigarette products. Non-cigarette margins increased due primarily to growth in higher margin categories including fresh foods, candy and alternative nicotine and the Company’s strategic pricing initiatives.

The following table reconciles remaining gross profit to gross profit, its most directly comparable financial measure under U.S. GAAP:

RECONCILIATION OF GROSS PROFIT (U.S. GAAP) TO REMAINING GROSS PROFIT (NON-GAAP)
(Unaudited and $ in millions)

	For the Twelve Months Ended December 31,
	2019		2018
	Amounts	% of Net Sales	Amounts	% of Net Sales	% Change
Gross profit	$924.2	5.54%	$867.5	5.29%	6.5%
Cigarette inventory holding gains	(23.0)	(0.14)%	(19.6)	(0.12)%
Other inventory holding gains(1)	(6.9)	(0.04)%	(7.4)	(0.05)%
LIFO expense	27.6	0.17%	25.2	0.15%
Remaining gross profit	$921.9	5.53%	$865.7	5.28%	6.5%
Note (1): Other inventory holding gains consist of $6.9 million in candy inventory holding gains in 2019 and $7.4 million in cigarette tax stamp inventory holding gains in 2018.

The Company’s operating expenses were $831.6 million compared to $795.7 million the prior year. The increase was due primarily to higher warehousing and distribution expenses, costs related to the relocation of our headquarters and an increase in bad debt expense. Operating expenses as a percentage of remaining gross profit decreased to 90.2% compared to 91.9% in 2018 due primarily to the shift in sales mix to higher margin non-cigarette products and operating expense leverage.

Net income increased to $57.7 million in 2019 compared to $45.5 million for 2018. Adjusted EBITDA, a non-GAAP financial measure, increased 15.8% to $190.7 million in 2019 compared to $164.7 million last year. The increases in net income and Adjusted EBITDA were due primarily to the shift toward a more favorable mix of higher margin non-cigarette products, the benefit of the strategic pricing initiatives and operating expense leverage.

The following table reconciles Adjusted EBITDA to net income, its most directly comparable financial measure under U.S. GAAP:

RECONCILIATION OF NET INCOME (U.S. GAAP) TO ADJUSTED EBITDA (NON-GAAP)
(Unaudited and $ in millions)

	For the Twelve Months Ended December 31,
	2019	2018	% Change

Net income	$57.7	$45.5	26.8%
Interest expense, net(1)	14.4	13.7
Provision for income taxes	19.7	14.4
Depreciation & amortization	60.9	59.5
LIFO expense	27.6	25.2
Stock-based compensation expense	9.6	8.2
Foreign currency transaction losses (gains), net	0.8	(1.8)
Adjusted EBITDA	$190.7	$164.7	15.8%
Note (1): Interest expense, net, is reported net of interest income.

Diluted EPS was $1.25 for 2019 compared to $0.99 in 2018. Diluted EPS excluding the impact of LIFO, a Non-GAAP financial measure, was $1.69 for 2019 and $1.39 for 2018. See the attached “Supplemental Schedule for Items Impacting Diluted EPS” following the financial schedules for a reconciliation of Diluted EPS to Diluted EPS excluding LIFO expense.

Balance Sheet and Liquidity
The outstanding balance on the revolving credit facility (“Credit Facility”) was $324.8 million compared to $320.0 million at the end of 2018.   The increase in the outstanding balance in 2019 was due primarily to a larger than expected increase in working capital as a result of the timing of year end cigarette purchases in advance of an anticipated cigarette price increase in early 2020.  The average borrowings during the year were $303.2 million compared to $336.8 million in 2018.  The amount available to draw on the Credit Facility as of December 31, 2019 was $341.7 million.  Free cash flow for 2019 was approximately $61 million, the majority of which was used to fund dividend payments of $20.7 million and repurchases of common stock of $22.0 million.

Dividend

Core-Mark also announced today that its Board of Directors has declared a cash dividend of $0.12 per common share. The dividend is payable on March 27, 2020 to stockholders of record as of the close of business on March 16, 2020.

2020 Full Year Guidance

The Company expects 2020 net sales to be between $16.9 billion and $17.1 billion.  Adjusted EBITDA is expected to be between $190 million and $200 million. This guidance assumes $20 million in cigarette inventory holding gains and does not include any other significant holding gains. Adjusted EBITDA of $190.7 million in 2019 included $6.9 million in candy inventory holding gains and $23.0 million in cigarette inventory holding gains. The 2019 candy inventory holding gains resulted from manufacturer price increases that have historically only occurred every 3 to 4 years and are not expected to recur in 2020. Cigarette inventory holding gains of $23.0 million in 2019 exceeded our 2019 guidance of $19 million due largely to manufacturer price increases that were well above prior year levels. Adjusted to exclude the 2019 candy holding gain of $6.9 million and $4.0 million in cigarette holding gains in excess of our 2019 guidance, our normalized 2019 Adjusted EBITDA would have been $179.8 million.

Diluted EPS for the full year is expected to be between $1.15 and $1.30. Diluted EPS, excluding LIFO expense, is expected to be between $1.66 and $1.81. Key assumptions in the guidance include $32.0 million of LIFO expense, a 26% tax rate and 46.0 million fully diluted shares outstanding. The Company’s guidance assumes no new acquisitions or large customer market share gains. In addition, capital expenditures for 2020 are expected to be approximately $45 million, which will be used for recurring maintenance projects, as well as upgrades to certain distribution facilities and the relocation of one distribution facility.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Monday, March 2, 2020 at 8:00 a.m. Central time, during which management will review the results of the fourth quarter and full year. The call may be accessed by dialing 1-800-588-4973 using the code 49407142. The call may also be listened to on the Company’s website www.core-mark.com.

An audio replay will be available for approximately one month following the call by dialing 1-888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

Core-Mark
Core-Mark is one of the largest marketers of fresh, food and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 42,000 customer locations in the U.S. and Canada through 32 distribution centers (excluding two distribution facilities the Company operates as a third-party logistics provider). Core-Mark services traditional convenience retailers, drug stores, box or supercenter stores, grocery stores, liquor stores and other specialty and small format stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: David Lawrence, Vice President of Treasury and Investor Relations, 1-800-622-1713 x 7923 or david.lawrence@core-mark.com

About Non-GAAP Financial Measures

This press release includes non-GAAP financial measures including diluted EPS excluding LIFO expense, Adjusted EBITDA, remaining gross profit, remaining gross profit margin, and operating expenses as a percentage of remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful period to period evaluation. We also believe these measures allow investors to view results in a manner similar to the method used by our management. Management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These measures may be defined differently than other companies and therefore such measures used by other companies may not be comparable to ours. We strongly encourage investors and stockholders to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
Adjusted EBITDA is a measure used by management to measure operating performance. We believe Adjusted EBITDA is also one of the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Adjusted EBITDA is equal to net income adding back net interest expense, provision (benefit) for income taxes, depreciation and amortization, LIFO expense, stock-based compensation expense, and net foreign currency transaction gains or losses.
Free Cash Flow is a measure used by management to measure operating performance.  We believe Free Cash Flow is also one of the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies.  Free Cash Flow is equal to net cash provided by operating activities less additions to property, plant and equipment and capitalization of software and related development costs.

Diluted EPS excluding LIFO expense is a measure used by us to measure financial performance. We believe Diluted EPS is also one of the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Remaining gross profit and remaining gross profit margin are non-GAAP financial measures. We provide these metrics to segregate the effects of LIFO expense, cigarette and candy inventory holding gains and other items that significantly affect the comparability of gross profit. Operating expenses as a percentage of remaining gross profit is a non-GAAP financial measure used by us to measure operating leverage.

We do not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “2020 Full Year Guidance” above) where we are unable to provide a meaningful calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that would impact the most directly comparable forward-looking GAAP financial measure, which have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted.  For the same reasons, we are unable to address the probable significance of the unavailable information.  Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements made pursuant to the safe-harbor provisions of the Exchange Act of 1934 and the Securities Act of 1933. These statements include statements regarding our guidance for 2020 net sales, Adjusted EBITDA, diluted earnings per share, diluted earnings per share excluding LIFO expense, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from historical results or those described in or implied by such forward-looking statements.

Factors that may cause or contribute to such differences include, but are not limited to, declining cigarette sales volumes; our dependence on the convenience retail industry for our revenues; our dependence on qualified labor, our senior management and other key personnel; competition in our distribution markets; risks and costs associated with efforts to grow our business through acquisitions; the dependence of some of our distribution centers on a few relatively large customers; manufacturers or retail customers adopting direct distribution channels; fuel and other transportation costs; failure, disruptions or security breaches of our information technology systems; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; product liability and counterfeit product claims and manufacturer recalls of products; our ability to achieve the expected benefits of implementation of marketing initiatives; failing to maintain our brand and reputation; unexpected outcomes in legal proceedings; attempts by unions to organize our employees; increasing expenses related to employee health benefits; changes to minimum wage laws; failure to comply with governmental regulations or substantial changes to governmental regulations; earthquake and natural disaster damage; increases in the number or severity of insurance and claims expenses; legislation, regulations and other matters negatively affecting the cigarette, tobacco and alternative nicotine industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; changes to federal, state or provincial income tax legislation; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; restrictive covenants in our Credit Facility; and changes to accounting rules or regulations. Refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 2, 2020 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q for a more comprehensive discussion of these and other risk factors. In addition, please note that the date of this press release is March 2, 2020, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share data)
(Unaudited)

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$14.1	$27.3
Accounts receivable, net of allowance for doubtful accounts of $14.5 and $8.3 at December 31, 2019 and December 31, 2018, respectively	402.9	403.5
Other receivables, net	96.2	89.4
Inventories, net	670.9	689.0
Deposits and prepayments	116.0	78.8
Total current assets	1,300.1	1,288.0
Property and equipment, net	249.9	229.0
Operating lease right-of-use assets	199.8	—
Goodwill	72.8	72.8
Other intangible assets, net	47.2	51.1
Other non-current assets, net	28.6	25.2
Total assets	$1,898.4	$1,666.1
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$192.2	$199.8
Book overdrafts	23.9	49.4
Cigarette and tobacco taxes payable	280.1	297.8
Operating lease liabilities	39.5	—
Accrued liabilities	151.0	134.0
Total current liabilities	686.7	681.0
Long-term debt	382.1	346.2
Deferred income taxes	22.6	27.1
Long-term operating lease liabilities	173.4	—
Other long-term liabilities	5.6	14.6
Claims liabilities	36.1	30.2
Total liabilities	1,306.5	1,099.1
Stockholders’ equity:
Common stock, $0.01 par value (150,000,000 shares authorized; 52,702,551 and 52,524,853 shares issued; 45,113,722 and 45,703,705 shares outstanding at December 31, 2019 and 2018, respectively)	0.5	0.5
Additional paid-in capital	290.6	283.3
Treasury stock at cost (7,588,829 and 6,821,148 shares of common stock at December 31, 2019 and 2018, respectively)	(112.6)	(90.6)
Retained earnings	418.5	381.6
Accumulated other comprehensive loss	(5.1)	(7.8)
Total stockholders’ equity	591.9	567.0
Total liabilities and stockholders’ equity	$1,898.4	$1,666.1

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net sales	$4,154.8	$4,089.7	$16,670.5	$16,395.3
Cost of goods sold	3,924.3	3,872.7	15,746.3	15,527.8
Gross profit	230.5	217.0	924.2	867.5
Warehousing and distribution expenses	140.2	136.4	566.2	540.6
Selling, general and administrative expenses	63.1	61.2	255.4	245.1
Amortization of intangible assets	2.3	2.4	10.0	10.0
Total operating expenses	205.6	200.0	831.6	795.7
Income from operations	24.9	17.0	92.6	71.8
Interest expense, net	(3.6)	(3.1)	(14.4)	(13.7)
Foreign currency transaction (losses) gains, net	(0.5)	1.3	(0.8)	1.8
Income before income taxes	20.8	15.2	77.4	59.9
Provision for income taxes	(4.6)	(3.1)	(19.7)	(14.4)
Net income	$16.2	$12.1	$57.7	$45.5

Earnings per share:
Basic(1)	$0.35	$0.26	$1.26	$0.99
Diluted(1)	$0.35	$0.26	$1.25	$0.99

Weighted-average shares outstanding:
Basic(1)	45.7	45.7	45.7	46.0
Diluted(1)	46.0	46.0	46.0	46.1

(1) Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Twelve Months Ended
	December 31,
	2019	2018
Cash flows from operating activities:
Net income	$57.7	$45.5
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	27.7	25.9
Amortization of debt issuance costs	0.8	0.8
Stock-based compensation expense	9.6	8.2
Bad debt expense, net	7.1	3.6
Loss on disposals	—	0.6
Depreciation and amortization	60.9	59.5
Foreign currency transaction losses (gains)	0.8	(1.8)
Deferred income taxes	(4.7)	(0.1)
Changes in operating assets and liabilities:
Accounts receivable, net	(5.2)	29.0
Other receivables, net	(6.2)	4.3
Inventories, net	(5.0)	(34.4)
Deposits, prepayments and other non-current assets	(42.9)	23.6
Accounts payable	(8.6)	31.0
Cigarette and tobacco taxes payable	(20.0)	(2.3)
Claims, accrued and other long-term liabilities	17.7	17.8
Net cash provided by operating activities	89.7	211.2
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(2.5)	(2.5)
Additions to property and equipment, net	(22.8)	(20.1)
Capitalization of software and related development costs	(6.0)	(2.0)
Proceeds from sale of property and equipment	0.3	0.2
Net cash used in investing activities	(31.0)	(24.4)
Cash flows from financing activities:
Borrowings under revolving credit facility	1,692.6	1,769.9
Repayments under revolving credit facility	(1,687.8)	(1,938.1)
Payments of financing costs	—	—
Payments of finance leases	(5.6)	(3.0)
Dividends paid	(20.7)	(18.9)
Repurchases of common stock	(22.0)	(15.5)
Tax withholdings related to net share settlements of restricted stock units	(2.2)	(1.7)
(Decrease) Increase in book overdrafts, net	(25.5)	4.1
Net cash used in financing activities	(71.2)	(203.2)
Effects of changes in foreign exchange rates	(0.7)	2.1
Change in cash and cash equivalents	(13.2)	(14.3)
Cash and cash equivalents, beginning of period	27.3	41.6
Cash and cash equivalents, end of period	$14.1	$27.3
Supplemental disclosures:
Cash received (paid) during the period for:
Income taxes, net	$(18.7)	$10.1
Interest paid	$(12.0)	$(13.0)
Unpaid property and equipment purchases included in accrued liabilities	$—	$0.1
Non-cash transactions between other non-current assets and other long-term liabilities	$4.7	$—

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EARNINGS PER SHARE (U.S. GAAP) TO DILUTED EARNINGS PER SHARE EXCLUDING LIFO EXPENSE (NON-GAAP) AND
SUPPLEMENTAL SCHEDULE FOR ITEMS IMPACTING DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019(a)(b)	2018(a)(b)	% Change	2019(a)(b)	2018(a)(b)	% Change
Net income	$16.2	$12.1	33.9%	$57.7	$45.5	26.8%
Diluted shares	46.0	46.0		46.0	46.1
Diluted EPS	$0.35	$0.26	34.6%	$1.25	$0.99	26.3%
LIFO expense	0.10	0.08		0.44	0.40
Diluted EPS excluding LIFO expense	$0.45	$0.34	32.4%	$1.69	$1.39	21.6%

Additional Items Impacting Diluted EPS:
Cigarette inventory holding gains(1)	0.17	0.05		0.37	0.31
Cigarette tax stamp inventory holding gains(2)	—	—		—	0.12
Candy inventory holding gains (3)	0.02	—		0.11	—
Business expansion and integration costs(4)	—	(0.02)		—	(0.04)
Net OTP tax items(5)	—	—		—	(0.01)
Headquarters relocation expenses(6)	—	—		(0.05)	—
Legacy bad debt expense(7)	—	—		(0.03)	—
Legal settlement costs & related fees(8)	—	—		—	(0.05)
Foreign exchange (losses)/gains(9)	(0.01)	0.02		(0.01)	0.03
(a) Amounts and percentages have been rounded for presentation purposes and may differ from unrounded results.
(b) The per share impacts of the above items were calculated using a tax rate of 24.0% and 26.7% for the three and twelve months ended December 31, 2019, respectively, versus 27.6% and 26.0% for the same periods in 2018.

(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $10.1 million and $23.0 million for the three months and twelve months ended December 31, 2019, respectively, versus $3.1 million and $19.6 million for the three and twelve months ended December 31, 2018.

(2) Cigarette tax stamp inventory holding gains
Cigarette tax stamp inventory holding gains were $7.4 million for the twelve months ended December 31, 2018.
(3) Candy inventory holding gains
Candy inventory holding gains were $1.1 million and $6.9 million for the three and twelve months ended December 31, 2019, respectively.
(4) Business expansion and integration costs
During the three and twelve months ended December 31, 2018, the Company incurred $1.4 million and $2.7 million in identifiable business expansion expenses due primarily to integration of acquisitions, respectively.

(5) Net OTP tax items
During the twelve months ended December 31, 2018, the Company recognized excise tax adjustments of $0.7 million.
(6) Headquarters relocation expenses
In connection with the Company's headquarters relocation, the Company recognized expenses of $0.2 million and $3.0 million for the three and twelve months ended December 31, 2019, respectively.
(7) Legacy bad debt expense
For the twelve months ended December 31, 2019, a bad debt reserve of $2.0 million was recorded to reserve for the balance of un-reserved receivables pertaining to specific customers with receivable balances exceeding twelve months past due and are no longer deemed collectable.

(8) Legal settlement costs & related fees
The Company recognized legal settlement costs and related legal fees of $3.0 million during the twelve months ended December 31, 2018.
(9) Foreign exchange (losses)/gains
Foreign exchange losses were ($0.5) million and ($0.8) million for the three and twelve months ended December 31, 2019, respectively, versus foreign exchange gains of $1.3 million and $1.8 million for the three and twelve months ended December 31, 2018.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING EXPENSES AS A PERCENTAGE OF REMAINING GROSS PROFIT (NON-GAAP)
(In millions, except percentages)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Gross profit	$230.5	$217.0	$924.2	$867.5
Cigarette inventory holding gains	(10.1)	(3.1)	(23.0)	(19.6)
Other holding gains(1)	(1.1)	—	(6.9)	(7.4)
LIFO expense	5.9	5.2	27.6	25.2
Remaining gross profit (non-GAAP)	$225.2	$219.1	$921.9	$865.7

Warehousing and distribution expenses	$140.2	$136.4	$566.2	$540.6
Selling, general and administrative expenses	63.1	61.2	255.4	245.1
Amortization of intangible assets	2.3	2.4	10.0	10.0
Total operating expenses	$205.6	$200.0	$831.6	$795.7

Warehouse and distribution expenses as a percentage of remaining gross profit (non-GAAP)	62.3%	62.3%	61.4%	62.4%
Selling, general and administrative expenses as a percentage of remaining gross profit (non-GAAP)	28.0%	27.9%	27.7%	28.3%
Amortization of intangible assets as a percentage of remaining gross profit (non-GAAP)	1.0%	1.1%	1.1%	1.2%
Total operating expenses as a percentage of remaining gross profit (non-GAAP)	91.3%	91.3%	90.2%	91.9%
Note (1): Other inventory holding gains consist of candy inventory holding gains of $1.1 million and $6.9 million for the three and twelve months ended December 31, 2019, respectively, and cigarette tax stamps inventory holding gains of $7.4 million for the twelve months ended December 31, 2018.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Unaudited and in millions)

	Year Ended December 31,
	2019	2018
Net cash provided by operating activities	$89.7	$211.2
Additions to property and equipment, net	(22.8)	(20.1)
Capitalization of software and related development costs	(6.0)	(2.0)
Free Cash Flow (non-GAAP)	$60.9	$189.1